EXHIBIT 10.1
PRIDE INTERNATIONAL, INC.
EMPLOYMENT/NON-COMPETITION/
CONFIDENTIALITY AGREEMENT
K. GEORGE WASAFF

EMPLOYMENT/NON-COMPETITION/CONFIDENTIALITY AGREEMENT

DATE:	The date of execution set forth below.

COMPANY/EMPLOYER:	Pride International, Inc.,
a Delaware corporation
5847 San Felipe, Suite 3300
Houston, Texas 77057

EMPLOYEE:	K. George Wasaff
38 Firefall Court
The Woodlands, Texas 77380
          This Employment/Non-Competition/Confidentiality Agreement by and between Pride International, Inc. (the “Company” and as further defined below) and K. George Wasaff (“Employee”), effective as of January 29, 2007 (the “Agreement”), is made on the terms as herein provided.
PREAMBLE
          WHEREAS, the Company wishes to secure the services of Employee subject to the contractual terms and conditions set forth herein; and
          WHEREAS, Employee is willing to enter into this Agreement upon the terms and conditions and for the consideration set forth herein.
          NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee (together the “Parties”) agree as follows:
AGREEMENT
I.	PRIOR AGREEMENTS/CONTRACTS
1.01	PRIOR AGREEMENTS. Employee has a non-competition agreement with the entity employing him prior to the Employment Date hereunder, but Employee represents and warrants that it does not prohibit either the execution of the Agreement by Employee nor the performance by Employee of his obligations under the Agreement.

II.	DEFINITION OF TERMS

Words used in the Agreement in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.
2.01	CAUSE. The term “Cause” means: (i) Employee’s willful and continued failure to perform his duties and responsibilities with the Company (other than any failure due to physical or mental incapacity) after a written demand for performance that is not unreasonable under industry standards is delivered to him by the Board of Directors of the Company (the “Board”) which specifically identifies the manner in which the Board believes he has not performed his duties, (ii) gross negligence or willful misconduct which causes material injury, monetary or otherwise, to the Company or its affiliates, (iii) failure to comply with the terms of Section 3.02d; or (iv) willful violation of one or more of the covenants in Article V (except violation of the covenant not to compete after termination after Change in Control as discussed herein). No act or failure to act by Employee shall be considered “willful” unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

2.02	CHANGE IN CONTROL. The term “Change in Control” of the Company shall mean, and shall be deemed to have occurred on the date of the first to occur of any of the following:
a.	there occurs a change in control of the Company of the nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A or Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934 as in effect on the date of the Agreement, or if neither item remains in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serve similar purposes;

b.	any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding securities;

c.	the individuals who were members of the Board immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following such election;

d.	the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation;
e.	the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person;

f.	a Sale of Assets (as hereinafter defined) shall have occurred in connection with which this Agreement is assigned; or

g.	a Limited Change in Control (as hereinafter defined) shall have occurred.

Notwithstanding any provision hereof to the contrary, neither the IPO nor any subsequent public offering or public distribution by IPO Company, Pride International, Inc. or any of their respective affiliates of equity securities of IPO Company or its successors shall be considered a “Change in Control.”
2.03	CHANGE IN CONTROL TERMINATION. The term “Change in Control Termination” shall mean a Termination (i) within two (2) years following the date of a Change in Control which occurs for any reason other than a Limited Change in Control or (ii) within one (1) year following the date of a Limited Change in Control; provided, however, that in the event the Termination occurs after the IPO Date and following assignment of this Agreement to the IPO Company pursuant to Section 6.09, then the reference to two (2) years in clause (i) of this paragraph shall be increased to three (3) years, and the reference to one (1) year in clause (ii) shall be increased to two (2) years.

2.04	COMPANY. The term “Company” means Pride International, Inc., a Delaware corporation, as the same presently exists, or any and all successors, regardless of the nature of the entity or the state or nation of organization, whether by assignment, reorganization, merger, consolidation, absorption or dissolution; provided, however, that, from and after an assignment pursuant to the second sentence of Section 6.09 and, with respect to an assignment in advance of an IPO, the consummation of the IPO, the Company shall no longer refer to Pride International, Inc. or any such successor and shall instead refer to (i) except as set forth in clause (ii), the entity to whom such assignment is made and (ii) with respect to the definitions of “Change in Control” and “Limited Change in Control”, if such entity does not have a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, the direct or indirect parent of such entity, if any, that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, other than Pride International, Inc. and its successors. For the purpose of the Agreement, Company includes all subsidiaries of the Company to the extent such subsidiary is carrying on any portion of the business of the Company or a business similar to that being conducted by the Company.

2.05	CONSTRUCTIVE TERMINATION. The term “Constructive Termination” means termination of employment by reason of Employee’s resignation for any one or more of the following events:
a.	Employee’s resignation or retirement is requested by the Company other than for Cause;

b.	Any reduction in Employee’s total base salary or material reduction in annual bonus opportunity from that provided in the Compensation and Benefits Section hereof, unless such reduction is generally applicable to all similarly situated executives of the Company;

c.	A significant and material diminution in Employee’s duties and responsibilities and which diminution would degrade, embarrass or otherwise make it unreasonable for Employee to remain in the employment of the Company;

d.	The material breach by the Company of any other provision of the Agreement; or

e.	Notice by the Company of non-renewal of the Agreement contrary to the wishes of Employee.

Notwithstanding any provision to the contrary, in order for Employee’s resignation to be deemed a Constructive Termination, (A) Employee must provide, within 60 days following the occurrence of the event that Employee claims constitutes a Constructive Termination, a written notice to the Company that Employee intends to terminate his employment with the Company; (B) the written notice must describe the event constituting the Constructive Termination in reasonable detail; and (C) within 30 days after receiving such notice from Employee, the Company must fail to reinstate Employee to the position he was in, or otherwise cure the circumstances giving rise to the Constructive Termination.
2.06	CUSTOMER. The term “Customer” includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

2.07	DISABILITY. The term “Disability” means physical or mental incapacity qualifying Employee for a long-term disability under the Company’s long-term disability plan. If no such plan exists on the Employment Date, the term “Disability” means physical or mental incapacity as determined by a doctor jointly selected by Employee (or Employee’s representative legally authorized to act on Employee’s behalf) and the Board qualifying Employee for long-term disability under reasonable employment standards.

2.08	EMPLOYMENT DATE. The Employee’s initial date of active employment, which shall be January 30, 2007.

2.09	IPO. The term “IPO” means the first issuance, sale or distribution, completed after the Employment Date, of equity securities of Pride Land Holdings Ltd., a Cayman Islands company, or any other entity formed by the Company to hold the assets of the Company’s land rig and E&P services operations in Latin America (the “Land Holding Company”), or of any direct or indirect parent of the Land Holding Company, other than Pride International, Inc. and its successors, including without limitation (i) a registered underwritten public offering of such equity securities, (ii) a public offering of such equity securities on any recognized foreign securities market or (iii) a distribution of such equity securities to the stockholders of Pride International, Inc. or its successors, in each case which issuance, sale or distribution results in such equity securities being traded on any United States national securities exchange or over-the-counter market or on any recognized foreign securities market.

2.10	IPO COMPANY. The term “IPO Company” means the entity the equity securities of which are being issued, sold or distributed in the IPO.

2.11	IPO DATE. The term “IPO Date” means the closing date of the IPO, which, in the case of a distribution contemplated by clause (iii) of the definition of “IPO” (a “Distribution”), means the first day of regular-way trading of the equity securities being distributed.

2.12	LIMITED CHANGE IN CONTROL. The term “Limited Change in Control” of the Company shall mean, and shall be deemed to have occurred on, the date the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby at least fifty percent (50%) but not more than eighty percent (80%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company immediately prior to such merger or consolidation.

2.13	PUBLIC COMMON STOCK. The term “Public Common Stock” means the class of equity securities of IPO Company acquired by the public in the IPO.

2.14	SALE OF ASSETS and PARTIAL SALE OF ASSETS. The term “Sale of Assets” shall refer to a transaction or series of transactions consummated prior to the IPO Date in which the Company sells or otherwise transfers to one or more third-parties unaffiliated with the Company all or substantially all of the assets of the Company’s land rig and E&P services operations in Latin America. The term “Partial Sale of Assets” shall refer to any transaction or series of transactions consummated prior to the IPO Date in which the Company sells or otherwise transfers assets of the Company’s land rig and E&P services operations in Latin America constituting less than substantially all of these assets to one or more third-parties unaffiliated with the Company.

2.15	TERMINATION. The term “Termination” shall mean termination of the employment of Employee with the Company (including by reason of death, Disability and Constructive Termination) for any reason other than (i) Cause or (ii) Voluntary Resignation. Notwithstanding any provision hereof to the contrary, but subject to Employee’s other rights hereunder including those under Sections 3.05 and 4.02, the Company shall have the right to terminate Employee’s employment at any time during the Employment Period, as defined below (including any extended term), and the Company has no obligation to deliver advance notice of termination, except such notice as is otherwise required for a termination for Cause under Section 2.01. No Termination shall be deemed to occur solely due to an assignment of this Agreement pursuant to Section 6.09.

2.16	VOLUNTARY RESIGNATION. The term “Voluntary Resignation” means resignation of his employment with the Company by Employee for any reason other than death, Disability or a Constructive Termination.
III.	EMPLOYMENT
3.01	EMPLOYMENT. During the Employment Period, Employee shall be authorized to and shall exercise such position and authority and perform such responsibilities as are commensurate with the position to which he is assigned and as directed by his board of directors or supervisor. The office, position and title for which Employee is initially employed is that of CEO — Latin America Land Operations of the Company. Employee and the Company agree that the Company may re-assign Employee to another office, position and/or title, subject to Employee’s rights under Section 2.05.

3.02	BEST EFFORTS AND OTHER EMPLOYMENT OBLIGATIONS OF EMPLOYEE; BUSINESS EXPENSES; INDEMNIFICATION; AND OFFICE AND OTHER SERVICES.
a.	Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the terms hereof.

b.	Employee shall devote his normal and regular business time, attention and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Employee performed for the Company. Such employment shall be considered “full time” employment. Employee shall also have the right to devote such incidental and immaterial amounts of his time which are not required for the full and faithful performance of his duties hereunder to any outside activities and businesses which are not being engaged in by the Company and which shall not otherwise interfere with the performance of his duties hereunder. Notwithstanding the foregoing, it shall not be a violation of the Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities hereunder. Employee shall have the right to make investments in any business provided such investment does not result in a violation of the Non-Competition Section of the Agreement.
c.	Employee acknowledges and agrees that Employee owes a fiduciary duty to the Company. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

d.	Employee shall not intentionally take any action which he knows would not comply with the laws of the United States or any other jurisdiction applicable to Employee’s actions on behalf of the Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes.

e.	During the employment relationship and after the employment relationship terminates, Employee agrees to refrain from any disparaging comments about the Company, any affiliates, or any current or former officer, director or employee of the Company or any affiliate, and Employee agrees not to take any action, or assist any person in taking any other action, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by Employee to any state or federal law enforcement agency or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of his testimony which is compelled by process of law. The Company and its affiliates, officers, directors, and authorized representatives and agents agree to refrain from any disparaging comments about Employee; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by the Company and its affiliates, officers, directors, and authorized representatives and agents to any state or federal law enforcement agency or require notice to Employee thereof, and the Company and its affiliates, officers, directors, and authorized representatives and agents will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.

f.	During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the most favorable policies, practices and procedures of the Company as in effect from time to time.
g.	Until this Agreement is assigned by the Company in accordance with the second sentence of Section 6.09 hereof, Employee will be covered by the same indemnity provided to all executive officers of the Company in the certificate of incorporation and by-laws of the Company as in effect from time to time, and, in the event of an assignment in advance of or upon consummation of an IPO, the Company will cause the applicable governing documents of IPO Company to include similar indemnity to the extent permitted by applicable law.

h.	During the Employment Period, the Company shall furnish Employee with office space, secretarial assistance and such other facilities and services as shall be suitable to Employee’s position and adequate for the performance of Employee’s duties hereunder.
3.03	TERM OF EMPLOYMENT. Employee’s employment will commence on the Employment Date and will be for a term ending at 12:00 o’clock midnight on the second anniversary of the Employment Date (the “Employment Period”); thereafter, the Employment Period will be automatically extended for successive terms of one (1) year commencing on each anniversary of the Employment Date; provided, however, that the Company may give written notice that the Agreement will not be renewed or continued after the next scheduled expiration date which is not less than one (1) year after the date that the notice of non-renewal was given. Employee agrees to provide thirty (30) days written notice of any Voluntary Resignation. Immediately upon termination of employment with the Company, Employee agrees to resign from all officer and director positions held with the Company and its affiliates.

3.04	COMPENSATION AND BENEFITS. During the Employment Period Employee shall receive the following compensation and benefits:
a.	Employee will receive an annual base salary of not less than $500,000.00, with the opportunity for increases, from time to time, which are in accordance with the Company’s regular executive compensation practices (the “Annual Base Salary”). The Annual Base Salary will be reviewed at least annually, but in no event earlier than July 2007.

b.	Employee shall be eligible, for the duration of his employment with Pride International, Inc. or any successor or affiliate, to participate in the Company’s annual bonus plan at a target bonus award level of no less than 75% of Annual Base Salary and at a maximum bonus award level of 150% of Annual Base Salary, it being understood that the performance criteria and actual bonus awards are determined by the Company in its discretion and bonus amounts are not guaranteed. For the avoidance of doubt, should this Agreement be assigned pursuant to Section 6.09, the foregoing provisions of this Section 3.04 shall apply in the determination of whether a Constructive Termination has occurred under Section 2.05b as a result of a material reduction in Employee’s annual bonus opportunity. Performance criteria for the 2007 bonus determination shall be established by the Company in its discretion, with 75% of the bonus based on criteria established for the Latin America land and E&P services operations and 25% based on individual performance measures. Subject to the Company’s discretion, Employee will be eligible to participate on a reasonable basis in other incentive compensation plans which provide opportunities to receive compensation in addition to his Annual Base Salary which are at least equal to the opportunities provided by the Company for executives with comparable duties; provided, however, that Employee shall not be eligible to receive awards under the Pride International, Inc. 1998 Long-Term Incentive Plan or any other equity-based compensation arrangement or non-qualified deferred compensation plan maintained by Pride International, Inc. Employee will be entitled to participate in employee welfare and qualified plans (including, but not limited to, 401(k), medical, dental, life, health, accident and disability insurance and disability benefits), and to receive perquisites, to the extent offered by the Company generally to its senior vice presidents.
c.	Employee will receive no fewer than twenty (20) paid vacation days each calendar year; provided, however, that such vacation days shall not accrue and shall be forfeited to the extent not used in a calendar year.

d.	Employee shall receive a monthly automobile allowance in an amount not less than $750.

e.	The Company will pay Employee a one-time guaranteed bonus of $262,500, payable no later than seven (7) days after the Employment Date, conditioned upon (i) a written certification by Employee that as a result of his commencement of employment with the Company he was ineligible for payment of this amount from his prior employer under a bonus arrangement in place for 2006, and (ii) Employee’s not having given notice of a Voluntary Resignation prior to the date of payment.

f.	Employee shall be eligible to receive one (and only one) of the following awards:
(i)	Subject to the provisions of Section 3.04f (ii) and (iii) below, if an IPO occurs prior to the second anniversary of the Employment Date and Employee remains employed on the IPO Date, Employee shall, prior to the tenth business day after the IPO Date, receive a number of restricted shares of Public Common Stock equal to the quotient obtained by dividing the Incentive Amount (calculated as set forth below) by, as applicable, the price to the public of a share of Public Common Stock sold in the IPO or the closing price on the IPO Date of a share of Public Common Stock distributed to the public in a Distribution (the “IPO Price”), rounded to the nearest whole share (the “IPO Restricted Stock”).

Sale Value of the IPO	Percentage Ownership	IPO Restricted Stock Value
Less than or equal to $800 million	0.50%	Up to $4.0M

Over $800 million but less than $1 billion	0.50% to 1.0%	$4.0M to $10M

$1 billion or more	1.0%	$10M Plus
If the Sale Value of the IPO (calculated as set forth below) is less than or equal to $800 million or equal to or more than $1 billion, the “Incentive Amount” shall equal the Sale Value of the IPO multiplied by the applicable amount set forth under the heading “Percentage Ownership” in the table above. If the Sale Value of the IPO exceeds $800 million and is less than $1 billion, the “Incentive Amount” will be computed by multiplying (1) a percentage determined by linear interpolation between 0.50% and 1.0% by (2) the Sale Value of the IPO. “Sale Value of the IPO” shall be determined by multiplying the IPO Price by either (1) the total number of outstanding shares of Public Common Stock in the IPO Company on the IPO Date, if the IPO Company is the Land Holding Company or if the IPO is in the form of a Distribution, or (2) if the IPO Company is the direct or indirect parent of the Land Holding Company and the IPO is not in the form of a Distribution, the total number of outstanding shares of common equity securities in the Land Holding Company on the IPO Date, in each case excluding any shares issued to or held by Employee or any other employee of the Company, IPO Company or any of their respective subsidiaries other than any such shares purchased by Employee or any such other employee in the IPO at such price to the public or distributed to Employee or any such other employee in the Distribution.

Employee shall vest in the IPO Restricted Stock in four equal installments. Employee shall be fully vested as of the IPO Date with respect to 25% of the shares of IPO Restricted Stock, and the remaining IPO Restricted Stock shall contain forfeiture restrictions that shall lapse with respect to 25% of the shares of IPO Restricted

Stock on each annual anniversary of the IPO Date, subject to the Employee’s continuous employment with IPO Company through that date; provided, however, that Employee shall be entitled to be fully vested in all shares of IPO Restricted Stock in the event of a Change in Control after the consummation of the IPO or in the event Employee has a Termination on or after the IPO Date. The IPO Restricted Stock shall be awarded pursuant and subject to (A) the plan adopted by IPO Company for the purpose of authorizing equity awards (“Stock Incentive Plan”), and (B) a restricted stock award document containing terms consistent with the foregoing, which Stock Incentive Plan and restricted stock award documents shall contain such other terms, consistent with the foregoing, to be established by the administrative committee of such Stock Incentive Plan.
In the event of Employee’s Termination within five months prior to an IPO Date that occurs prior to the second anniversary of the Employment Date, Employee shall receive, no later than the tenth business day after Employee’s execution of the release described in Section 3.04f(iv), a grant of a number of shares of Public Common Stock in the IPO Company equal to the “IPO Award Percentage” multiplied by the number of shares of IPO Restricted Stock that he would have received had he remained employed on the IPO Date, with no vesting restrictions, which issuance shall be subject to and conditioned on compliance with applicable securities and other law and may require Employee to make certain representations and warranties in connection therewith; provided, however, that the Company may, in its sole discretion, make an equivalent cash payment to Employee calculated on the basis of the IPO Price. The “IPO Award Percentage” shall be 25% if the Termination occurs more than four but no more than five months before the IPO Date, 50% if the Termination occurs more than three but no more than four months before the IPO Date, 75% if the Termination occurs more than two but no more than three months before the IPO Date, and 100% if the Termination occurs no more than two months before the IPO Date.

(ii)	If, prior to the second anniversary of the Employment Date, a Sale of Assets occurs and Employee remains employed on the closing date of such Sale of Assets, then in lieu of the award of IPO Restricted Stock specified in Section 3.04f(i) above, Employee shall be entitled to a cash payment equal to the Cash Incentive Amount (calculated as set forth below).

Asset Sale Value	Percentage of Asset Sale Value	Cash Incentive Amount
Less than or equal to $800 million	0.35%	Up to $2.8M

Over $800 million but less than $1 billion	0.35% to 0.50%	$2.8M to $5.0M

$1 billion or more	0.50%	$5.0M Plus
If the Asset Sale Value (calculated as set forth below) is less than or equal to $800 million or equal to or more than $1 billion, the “Cash Incentive Amount” shall equal the Asset Sale Value multiplied by the applicable amount set forth under the heading “Percentage of the Asset Sale Value” in the table above. If the Asset Sale Value exceeds $800 million and is less than $1 billion, the “Cash Incentive Amount” will be computed by multiplying (1) a percentage determined by linear interpolation between 0.35% and 0.50% by (2) the Asset Sale Value. “Asset Sale Value” shall be determined by the Board in good faith as the fair market value of the consideration received by the Company and its subsidiaries in the Sale of Assets (aggregating for this purpose all consideration received in any series of transactions that resulted in the Sale of Assets) less the associated legal and title expenses, commissions and other fees and expenses incurred. The Cash Incentive Amount shall be paid in a lump-sum cash payment no later than the tenth business day after the Sale of Assets.

In the event that a Sale of Assets has not occurred which would otherwise result in a Cash Incentive Amount payable under this Section 3.04f(ii), but a Partial Sale of Assets has occurred, then if Employee becomes entitled to IPO Restricted or Public Common Stock under the terms of Section 3.04f(i), Employee shall also become entitled to a cash payment computed by multiplying (1) the Cash Incentive Amount, calculated in accordance with the terms of this Section 3.04f(ii) as if the Partial Sale of Assets constituted a Sale of Assets, by (2) 100% if Employee is actively employed on the IPO Date or, if not so employed, the IPO Award Percentage. This amount shall be payable no later than the tenth business day after the IPO Date.

In the event of Employee’s Termination within five months prior to the closing date of a Sale of Assets that occurs prior to the second anniversary of the Employment Date, Employee shall receive a lump-sum cash payment equal to (a) the “Sale Award

Percentage”, multiplied by (b) the Cash Incentive Amount that he would have received had he remained employed on the closing date of such Sale of Assets, payable as soon as practicable after Employee’s execution of the release described in Section 3.04f(iv). The “Sale Award Percentage” shall be 25% if the Termination occurs more than four but no more than five months before the Sale of Assets, 50% if the Termination occurs more than three but no more than four months before the Sale of Assets, 75% if the Termination occurs more than two but no more than three months before the Sale of Assets, and 100% if the Termination occurs no more than two months before the Sale of Assets.
(iii)	If neither an IPO nor a Sale of Assets occurs prior to the second anniversary of the Employment Date and the Employee remains employed on that date, then in lieu of the compensation provided in Sections 3.04f(i) and 3.04f(ii), Employee shall be entitled to a lump-sum cash payment equal to the greater of (1) 1.5 times his then current Annual Base Salary and target bonus, or (2) if a Partial Sale of Assets has occurred prior to the second anniversary of the Employment Date, an amount calculated in accordance with the terms of Section 3.04f(ii) as if the Partial Sale of Assets constituted a Sale of Assets. Any amount due under the foregoing provisions of this Section 3.04f(iii) shall be payable within 10 days after the second anniversary of the Employment Date. The Company may agree to provide Employee with compensation for any subsequent Sale of Assets or Partial Sale of Assets occurring after the second anniversary of the Employment Date; provided, however, that such payments shall be made no more frequently than monthly and shall be contingent upon Employee’s continued employment.

(iv)	Any compensation payable pursuant to this Section 3.04f following Employee’s Termination shall be contingent upon execution by Employee of a release of any and all claims to amounts in excess of the amount specified by the Company in the release as the amount due under this Section 3.04f. This release shall be in a form approved by the Company and provided to Employee as soon as practicable after the event giving rise to the payment, and must be executed by Employee within 30 days after receipt.
3.05	TERMINATION WITHOUT CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, the Company shall have the right to terminate Employee’s employment at any time during the Employment Period, as defined in Section 3.03 (including any extended term). In the event of any Termination, as defined in Section 2.15, if the Termination does not entitle Employee to payments and benefits under Article IV, the Company shall, in exchange for a full and complete release of claims related to his employment against the Company, its affiliates, officers and directors (other than a release of claims for compensation due in accordance with Section 3.04f of this Agreement) (“Release”), pay or provide to Employee the payments and benefits specified in this Section 3.05 within thirty (30) days following the Effective Waiver Date (as defined below), subject to the provisions of Section 6.04 and provided that the payments will be made as soon as reasonably practical to his Executor, Administrator or Estate in the event of Employee’s death. The Company will provide the Release to Employee within 10 days of any Termination. Employee must execute the Release within the period specified by the Company, which shall be not less than 30 or more than 60 days after Employee’s receipt of the Release. The date that is seven days after Employee’s execution of the Release shall be the “Effective Waiver Date.”
a.	An amount equal to one (1) full year of his Annual Base Salary in effect on the date of Termination (but not less than the highest Annual Base Salary paid to Employee during any of the three (3) years immediately preceding his date of Termination). There shall be deducted only such amounts as may be required by law to be withheld for taxes and other applicable deductions.

b.	The Company shall provide to Employee, Employee’s spouse and Employee’s eligible dependents for a period of one (1) full year following the date of Employee’s Termination, life, health, medical and dental, accident and disability insurance coverages which are not less than the highest benefits furnished during the term of the Agreement at a cost to the Employee as if he had remained a full time employee. If Employee dies during such term, health insurance coverage will be provided to Employee’s spouse and eligible dependents until the date that is one (1) year after the date of Employee’s Termination.

c.	An amount equal to one (1) times the target bonus award for Employee under the Company’s annual bonus plan for the fiscal year in which Termination occurs; provided, however, that (i) if Employee has deferred his award for such year under a Company plan, the payment due Employee under this subparagraph shall be paid in accordance with the terms of the deferral and (ii) if the Company has not specified a target award for such year, the amount will be equal to fifty percent (50%) of the maximum percentage of Employee’s Annual Base Salary Employee may be entitled to under the Company’s annual bonus plan in such year.

d.	The “Compensation and Benefits” Section hereof shall be applicable in determining the payments and benefits due Employee under this Section and if Termination occurs after a reduction in all or part of Employee’s total compensation or benefits, the lump sum severance allowance and other compensation and benefits payable to him pursuant to this Section shall be based upon his compensation and benefits before the reduction.

e.	The Company’s obligation under this Section to continue to pay or provide life, health, medical and dental, accident and disability insurance coverages to Employee, Employee’s spouse and Employee’s dependents shall be reduced when and to the extent any such benefits are paid or provided to Employee by another employer; provided, however, that Employee shall have all rights, if any, afforded to retirees to convert group life insurance coverage to the individual life insurance coverage as, to the extent of, and whenever his group life insurance coverage under this Section is reduced or expires. Apart from this subparagraph, Employee shall have and be subject to no obligation to mitigate with respect to any payments and benefits under this Section 3.05.
A sample form of Release is attached as Exhibit A. Employee acknowledges that the Company retains the right to modify the required form of the Release as the Company reasonably deems necessary in order to effectuate a full and complete release of claims related to Employee’s employment against the Company, its affiliates, officers and directors and to delay payment until timely execution of the Release without revocation.

In the event of Employee’s Termination without a Change in Control, Employee is entitled only to the termination payments and benefits described in this Section 3.05 and 3.04f and in the equity incentive plans maintained by the Company and agreements thereunder. For the avoidance of doubt and to avoid duplication of benefits, to the extent the Company’s performance under this Section includes the performance of the Company’s obligations to Employee under any other plan or under another agreement between the Company and Employee, the rights of Employee under such other plan or other agreement, which are discharged under this Agreement, are discharged, surrendered, or released pro tanto.
IV.	CHANGE IN CONTROL; TERMINATION FOLLOWING IPO
4.01	EXTENSION OF EMPLOYMENT PERIOD. In the event of a Change in Control or a Limited Change in Control, if the Employment Period would otherwise expire prior to expiration of the period during which Employee could experience a Change in Control Termination, then the Employment Period shall be immediately and without further action extended until 12 o’clock midnight on the last day upon which a Change in Control Termination could occur under the provisions of Section 2.03. Upon completion of any extended term resulting from either a Change in Control or a Limited Change in Control as referenced in the previous sentence, the Employment Period will be thereafter extended for successive terms of one (1) year each, unless terminated, all in the manner specified in Section 3.03.

4.02	CHANGE IN CONTROL TERMINATION PAYMENTS AND BENEFITS. In the event Employee has a Change in Control Termination, Employee will receive all payments and benefits specified in the “Termination Without Change in Control” Section at the same time and in the same manner therein specified except as amended and modified below:

a.	The salary specified in Section 3.05a. will be paid based upon a multiple of two (2) years (instead of one (1) year).

b.	Life, health, medical and dental, accident and disability insurance specified in Section 3.05b. will be provided until (i) Employee becomes reemployed and receives similar benefits from a new employer or (ii) two (2) years after the date of a Change in Control Termination, whichever is earlier.

c.	An amount equal to two (2) times the target bonus award that Employee could receive under the Company’s annual bonus plan for the fiscal year in which the Change in Control Termination occurs, instead of the payment provided in Section 3.05c hereof.

d.	All other rights and benefits specified in Section 3.05 and in the equity incentive plans maintained by the Company and agreements thereunder.
In the event of Employee’s Change in Control Termination, Employee is entitled only to the termination payments and benefits described in this Section 4.02. Until the consummation of an IPO, Pride International, Inc. hereby guarantees the full payment of all amounts payable by the Company pursuant to this Section 4.02 when and as the same shall become due. Pride International, Inc. will be subrogated to all rights of Employee against the Company or any other person or entity with respect to any amounts paid by Pride International, Inc. pursuant to the provisions of such guarantee.
4.03	TERMINATION FOLLOWING POST-ASSIGNMENT EMPLOYMENT BY IPO COMPANY. In the event Employee is entitled to any payments and benefits under Section 3.05 or 4.02 due to a Termination or Change in Control Termination that occurs after the IPO Date and following assignment of this Agreement to the IPO Company pursuant to Section 6.09, then Employee will receive all payments and benefits specified in the applicable Section except as modified below:
a.	The salary specified in Section 3.05a. will be paid based upon a multiple of two (2) years (instead of one (1) year), and the salary applicable under Section 4.02a. in the event of a Change in Control Termination will be based on a multiple of three (3) years (instead of two (2) years).

b.	Life, health, accident and disability insurance specified in Section 3.05b. will be provided until the earlier to occur of (i) the date Employee becomes reemployed and receives similar benefits from a new employer, (ii) two (2) years after the date of a Termination, or (iii) three (3) years after the date of a Change in Control Termination.

c.	The bonus specified in Section 3.05a. will be paid based on an amount equal to two (2) times the target bonus award that Employee could receive under the Company’s annual bonus plan for the fiscal year in which the Termination occurs (instead of one (1) times), and the bonus applicable under Section 4.02c. in the event of a Change in Control Termination will be based on an amount equal to three (3) times the target bonus award that Employee could receive under the Company’s annual bonus plan for the fiscal year in which the Change in Control Termination occurs (instead of two (2) times).
d.	All other rights and benefits shall be determined as specified in Sections 3.05 and 4.02, as applicable.
V.	NON COMPETITION AND PROTECTION OF CONFIDENTIAL INFORMATION
5.01	CONSIDERATION. The Company promises to provide Employee with the Company’s trade secrets and other confidential information, along with personal contacts, that are of critical importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present Customers and protecting the business of the Company.
a.	Employee, therefore, agrees that in exchange for the Company’s promise to provide trade secrets and other confidential information, Employee agrees to the non-competition and confidentiality obligations and covenants outlined in this Article V and that absent his agreement to these obligations and covenants, the Company will not now provide and will not continue to provide him with trade secrets and other confidential information.

b.	In addition to the consideration described in Section 5.01a, the parties agree that (i) fifteen percent (15%) of Employee’s base salary and bonus, if any, paid and to be paid to Employee and (ii) one hundred percent (100%) of the payments and benefits, including Employee’s right to receive the same, under Section 3.05, as applicable, shall constitute additional consideration for the non-competition and confidentiality agreements set forth herein.
5.02	NON-COMPETITION. In exchange for the consideration described above in Section 5.01, Employee agrees that during his employment with the Company and for a period of one (1) year after he is no longer employed by the Company (unless his employment is terminated after a Change in Control with the right to payments and benefits under Article IV, in which event there will be no covenant not to compete and the noncompete covenants and obligations herein will terminate on the date of termination of Employee), Employee will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:

a.	work for, become an employee of, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the drilling and workover of oil and gas wells within the geographical area described in Section 5.02(e) and (ii) actually competes with the Company; or

b.	provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which Employee had direct or indirect supervision or control, within one (1) year preceding Employee’s termination of employment, to or from any person, firm or entity which was a Customer for such products or services of the Company during the one (1) year preceding such termination from whom the Company had solicited business during such one (1) year; or

c.	actively solicit, aid, counsel or encourage any officer, director, employee or other individual to (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or

d.	directly or indirectly (i) influence the employment of, or engagement in any contract for services or work to be performed by, or (ii) otherwise use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within two (2) years after the date of termination of employment of Employee with the Company or within two (2) years after such officer, director, employee or individual terminated employment with the Company, whichever period expires earlier; provided however, Employee can seek written consent from the Company to hire an officer, director, employee or individual who has terminated employment with the Company, and Company consent will not be unreasonably withheld.

e.	The geographical area within which the non-competition obligations and covenants of the Agreement shall apply is that territory within two hundred (200) miles of (i) any of the Company’s present offices, (ii) any of the Company’s present rig yards or rig operations and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement, has an office, a rig yard, a rig operation or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country or its territorial waters and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.
5.03	CONFIDENTIALITY/PROTECTION OF INFORMATION. Employee acknowledges that his employment with the Company will, of necessity, provide him with special knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, Employee will not at any time during or after his employment by the Company, directly or indirectly, divulge, disclose, use or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matter specifically affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, Employee may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of Employee’s duties as an employee of the Company, and Employee may not make any use of any information of the Company after he is no longer an employee of the Company. Employee agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the parties that all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, information regarding Customers, Customer lists, costs, prices, earnings, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business plans and arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of the Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. Employee further agrees that he will, upon termination of his employment with the Company, return to the Company all books, records, lists and other written, electronic, typed or printed materials, whether furnished by the Company or prepared by Employee, which contain any information relating to the Company’s business, and Employee agrees that he will neither make nor retain any copies of such materials after termination of employment. Notwithstanding any of the foregoing, nothing in the Agreement shall prevent Employee from complying with applicable federal and/or state laws.
5.04	COMPANY REMEDIES FOR VIOLATION OF NON-COMPETITION OR CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Employee herein, it is expressly agreed that:
a.	the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the provisions of this Article V are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52;

b.	the consideration provided by the Company under this Agreement is not illusory;

c.	the consideration given by the Company under this Agreement, including, without limitation, the provision and continued provision by the Company of trade secrets and other confidential information to Employee, gives rise to the Company’s interest in restraining and prohibiting Employee from engaging in the unfair competition prohibited by Section 5.02 and Employee’s promise not to engage in the unfair competition prohibited by Section 5.02 is designed to enforce Employee’s consideration (or return promises), including, without limitation, Employee’s promise to not use or disclose confidential information or trade secrets; and
d.	the injury suffered by the Company by a violation of any obligation or covenant in this Article V of the Agreement will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in this Article V of the Agreement, accordingly:
(i)	the Company shall be entitled to injunctive relief without the posting of a bond or other security to prevent violations thereof and to prevent Employee from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Employee from divulging any confidential information; and

(ii)	compliance with this Article V of the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Employee, subject to the other provisions hereof.
5.05	TERMINATION OF BENEFITS FOR VIOLATION OF NON-COMPETITION AND CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. If Employee violates the confidentiality/protection of information and/or non-competition obligations and covenants herein or any other related agreement he may have signed as an employee of the Company, Employee agrees there shall be no obligation on the part of the Company to provide any payments or benefits (other than payments or benefits already earned or accrued) described in Section 3.05 of the Agreement, subject to the provision of Section 6.01 hereof. If Employee is terminated after a Change in Control with the right to payments and benefits under Article IV, there will be no withholding of benefits or payments due to a violation of the non-competition obligations hereof and Employee will not be bound by the non-competition provisions hereof.

5.06	REFORMATION OF SCOPE. If the provisions of the confidentiality and/or non-competition obligations and covenants should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law, and the determination of whether Employee violated such obligation and covenant will be based solely on the limitation as reformed.

5.07	RETURN OF CONSIDERATION. Employee specifically recognizes and affirms that the non-competition obligations set out in Section 5.02 are material and important terms of this Agreement, and Employee further agrees that should all or any part of the non-competition obligations described in Section 5.02 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in a legal proceeding between Employee and the Company, the Company shall be entitled to the immediate return and receipt from Employee of all consideration described in Section 5.01b, including interest on all amounts paid to Employee under Section 5.01b at the maximum lawful rate.
VI.	GENERAL
6.01	INDEMNIFICATION. If Employee shall obtain a final judgment in Employee’s favor with respect to any litigation brought by Employee or the Company to enforce or interpret any provision of the Agreement, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Employee for his reasonable attorney’s fees and disbursements incurred in such litigation and hereby agrees to pay in full all such fees and disbursements up to a maximum of two hundred fifty thousand dollars ($250,000) in connection with such litigation.

6.02	INCOME, EXCISE OR OTHER TAX LIABILITY.
a.	The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling.

b.	Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to Employee or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Employee an additional payment (a “Gross-up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made under this Section 6.02 shall be made by the Company’s accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and Employee.

6.03	PAYMENT OF BENEFITS UPON TERMINATION FOR CAUSE. If the termination of Employee is not after a Change in Control and is for Cause, the Company will have the right to withhold all payments other than (i) what is accrued and owing with respect to base salary, unreimbursed reasonable business expenses and under the terms of any employee benefit plan maintained by the Company, and (ii) those specified in Section 6.01; provided however, that if a final judgment is entered finding that Cause did not exist for termination, the Company will pay all benefits to Employee to which he would have been entitled had Employee’s termination not been for Cause, plus interest on all amounts withheld from Employee at the rate specified for judgments under Article 5069-1.05 V.A.T.S. but not less than ten percent (10%) per annum. If the termination for Cause occurs within two (2) years after a Change in Control (other than a Limited Change in Control) or within one (1) year after a Limited Change in Control, the Company shall not have the right to suspend or withhold payments to Employee under any provision of the Agreement until or unless a final judgment is entered upholding the Company’s determination that the termination was for Cause, in which event Employee will be liable to the Company for all amounts paid, plus interest at the rate allowed for judgments under Article 5069-1.05 V.A.T.S.

6.04	SECTION 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Internal Revenue Code and applicable Treasury authorities (“Section 409A”):
a.	If Employee is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 6.04, any payments payable as a result of Employee’s Termination (other than death or Disability) shall not be payable before the earlier of (i) the date that is six months after Employee’s Termination, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 6.04a shall be applied by accumulating all payments and benefits that otherwise would have been paid or provided within six months of Employee’s Termination and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A. Employee shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Employee is a “key employee” as defined in Section 416(i) of the Internal Revenue Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.

b.	If any provision of the Agreement would result in the imposition of an applicable tax under Section 409A, Employee and the Company agree that such provision will be reformed to avoid imposition of the applicable tax.
6.05	NON-EXCLUSIVE AGREEMENT. The specific arrangements referred to herein are not intended to exclude or limit Employee’s participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for the Agreement.
6.06	NOTICES. Notices, requests, demands and other communications provided for by the Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System; (ii) via facsimile transmission if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender, if to Employee, at the last address he has filed, in writing, with the Company, or if to the Company, to its Corporate Secretary at its principal executive offices.

6.07	NON-ALIENATION. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under the Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the parties hereto, shall have any rights under or interest in the Agreement or the subject matter hereof. Upon the death of Employee, his beneficiary designated under Section 6.09 or, if none, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof, to the extent applicable.

6.08	ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the Parties with respect of the subject matter hereof. No provision of the Agreement may be amended, waived, or discharged except by the mutual written agreement of the Parties. The consent of any other person(s) to any such amendment, waiver or discharge shall not be required.

6.09	SUCCESSORS AND ASSIGNS. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, by operation of law or otherwise, including, without limitation, any corporation or other entity or persons which shall succeed (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any successor, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform the Agreement. Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, the parties specifically agree that this Agreement may be assigned by the Company to IPO Company, the Land Holding Company or one of their respective subsidiaries in advance of or upon consummation of any IPO, and may be assigned to the purchaser or any of its affiliates in any Sale of Assets, and after such assignment (and, in the case of an IPO, upon the consummation of such IPO), neither Pride International, Inc. nor any of its successors will have any obligations hereunder; provided that, in connection with an assignment in any Sale of Assets, the guarantee of Pride International, Inc. set forth in the last paragraph of Section 4.02 hereof shall continue in force as provided therein. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of Employee and his legal representatives, heirs and assigns; provided, however, that in the event of Employee’s death prior to payment or distribution of all amounts, distributions and benefits due him hereunder, if any, each such unpaid amount and distribution shall be paid in accordance with the Agreement to the person or persons designated by Employee to the Company to receive such payment or distribution and in the event Employee has made no applicable designation, to his estate. If the Company should split, divide or otherwise become more than one entity, all liability and obligations of the Company shall be the joint and several liability and obligation of all of the parts, unless the Agreement is assigned in accordance with this Section.
6.10	GOVERNING LAW. Except to the extent required to be governed by the laws of the State of Delaware because the Company is incorporated under the laws of said State, the validity, interpretation and enforcement of the Agreement shall be governed by the laws of the State of Texas.

6.11	VENUE. To the extent permitted by applicable state or federal law, venue for all proceedings hereunder will be in the U.S. District Court for the Southern District of Texas, Houston Division.

6.12	HEADINGS. The headings in the Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Agreement.

6.13	SEVERABILITY; PARTIAL INVALIDITY. In the event that any provision, portion or section of the Agreement is found to be invalid or unenforceable for any reason, the remaining provisions of the Agreement shall be unaffected thereby, shall remain in full force and effect and shall be binding upon the parties hereto, and the Agreement will be construed to give meaning to the remaining provisions of the Agreement in accordance with the intent of the Agreement.

6.14	COUNTERPARTS. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together constitute one and the same instrument.

6.15	NO WAIVER. Employee’s or the Company’s failure to insist upon strict compliance with any provision of the Agreement or the failure to assert any right Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of the Agreement.

          IN WITNESS WHEREOF, Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors and the Compensation Committee of such Board of Directors, the Company has caused these presents to be executed in its name and on its behalf.
          EXECUTED in multiple originals and/or counterparts as of the date set forth below.

/s/ K. George Wasaff
K. George Wasaff

	Date:	29 January, 2007

ATTEST:	PRIDE INTERNATIONAL, INC.

/s/ W. Gregory Looser	By:	/s/ Louis A. Raspino
W. Gregory Looser		Louis A. Raspino
Secretary		President and Chief Executive Officer

	Date:	29 January, 2007

EXHBIT A
Waiver And Release
          Pursuant to the terms of my Employment Agreement with Pride International, Inc. effective                     , and in exchange for the payment of $                                         which is the cash amount payable pursuant to Section 3.05a and 3.05c of the Agreement and benefits as provided in Section 3.05b, 3.05d and 3.05e of the Agreement, as applicable (the “Separation Benefits”), I hereby waive all claims against and release (i) Pride International, Inc. and its directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than amounts due pursuant to Section 3.04f of the Agreement and rights under Section 3.02e of the Agreement. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)
          I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Separation Benefits. I acknowledge that I have been given at least [___] days to consider whether to accept the Separation Benefits and whether to execute this Waiver and Release.
          In exchange for the payment to me of the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation,

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retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by federal or state law from the Separation Benefits otherwise payable to me.
          Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.
          I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.
          I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], facsimile number:                     , in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
          Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

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          I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company’s Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date

Employee’s Social Security Number

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